Exhibit 10.1

RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE
TEXAS CAPITAL BANCSHARES, INC.
2015 LONG-TERM INCENTIVE PLAN

1.    Award of Restricted Stock Units. Pursuant to the Texas Capital Bancshares, Inc. 2015 Long-Term Incentive Plan (the “Plan”) of Texas Capital Bancshares, Inc., a Delaware corporation (the “Company”) and its Subsidiaries,

Julie Anderson
(the “Participant”)

has been granted an Award under the Plan for 2,274 Restricted Stock Units (the “Awarded Units”), which may be converted into a cash payment equal to the Value (as determined under Section 4 below) of the number of vested Awarded Units (determined in accordance with Section 3 below), subject to the terms and conditions of the Plan and this Restricted Stock Unit Award Agreement (this “Agreement”). The Date of Grant of this Award is May 17, 2016. Each Awarded Unit shall be a notional share of Common Stock, with the value of each Awarded Unit being equal to the Fair Market Value of a share of Common Stock at any time.

2.    Subject to Plan. This Agreement is subject to the terms and conditions of the Plan, and the terms of the Plan shall control to the extent inconsistent with the provisions of this Agreement. The capitalized terms used herein that are defined in the Plan shall have the same meanings assigned to them in the Plan, except as otherwise expressly provided herein. This Agreement is subject to any rules promulgated pursuant to the Plan by the Board or the Committee and communicated to the Participant in writing.

3.    Vesting; Forfeiture. Awarded Units which have become vested pursuant to the terms of this Section 3 are collectively referred to herein as “Vested Units.” All other Awarded Units are collectively referred to herein as “Unvested Units.”

a.    Subject to the provisions of Section 25 below and except as otherwise provided in this Section 3, the Awarded Units will become Vested Units in accordance with the Schedule set forth below, if, as of the date(s) specified in the Schedule, the Participant is employed by (or if the Participant is a Contractor, is providing services to) the Company or its Subsidiaries on such date(s) (each, along with the date Awarded Units vest pursuant to Sections 3.c. or 3.d. below, a “Vesting Date”):

Vesting Date	Awarded Units that Become Vested Units on such Date
The one year anniversary of the Date of Grant	25%
The second year anniversary of the Date of Grant	An additional 25%
The third year anniversary of the Date of Grant	An additional 25%
The fourth year anniversary of the Date of Grant	An additional 25%

b.    Except as otherwise provided by Section 3.c. and Section 3.d. hereof, immediately upon the Participant’s Termination of Service for any reason whatsoever, the Participant shall be deemed to have forfeited all of the Participant’s Unvested Units.

c.    Notwithstanding the foregoing, in the event that a Change in Control occurs and on or after the date of the Change in Control, the Participant incurs a Termination of Service by the Company (or by its successor following the Change in Control) without Cause (as defined in Section 3.f. below) or by the Participant for Good Reason (as defined in Section 3.g. below), then 100% of the Unvested Units shall immediately become Vested Units upon such termination.

d.    Notwithstanding the foregoing, if the Participant’s employment with the Company or any of its Subsidiaries terminates by reason of the Participant’s death or Total and Permanent Disability, all Unvested Units shall immediately become Vested Units upon such termination.

e.    Notwithstanding anything to the contrary contained herein, in the event the Participant fails to comply with the non-solicitation provisions set forth in Section 3.h. hereof, or the non-solicitation provisions contained in any written agreement by and between the Participant and the Company, then (i) the Awarded Units shall immediately cease to vest as of the date of such violation, and (ii) any Vested Units that had not been converted into a cash payment and any Unvested Units shall be immediately forfeited and this Agreement (other than the provisions of this Section 3.e. and the provisions of Section 3.h.) will be terminated on the date of such violation.

f.    For purposes hereof, “Cause” shall mean:

(i)    misappropriation of funds or property, fraud or dishonesty within the course of providing services to the Company which evidences a want of integrity or breach of trust;

(ii)    indictment for a misdemeanor that has caused or may be reasonably expected to cause material injury to the Company, any of its Subsidiaries, any of its affiliates or any of their interests, or indictment for a felony;

(iii)    any willful or negligent action, inaction, or inattention to duties of the Participant within the course of providing services to the Company that causes the Company material harm or damages (as determined in the sole and absolute discretion of the Company);

(iv)    misappropriation of any corporate opportunity or otherwise obtaining personal profit from any transaction which is adverse to the interests of the Company or to the benefits of which the Company is entitled;

(v)    inexcusable or repeated failure by the Participant to follow applicable Company policies and procedures;

(vi)    conduct of the Participant which is materially detrimental to the Company (as determined in the sole and absolute discretion of the Company); or

(vii)    any material violation of the terms of the Participant’s employment agreement (or, if Participant is a Contractor, of the Participant’s consulting or contractor agreement), if any.

g.    For purposes hereof, “Good Reason” shall mean:

(i)    Without his express written consent, the assignment of the Participant to a position constituting a material demotion, or loss of compensation or job duties by comparison to his position with the Company on the date of this Agreement; provided, however, that changes, as opposed to a loss, in the Participant’s job duties or changes to reporting relationships, at the Company’s or Board of Directors’ discretion, and without a material loss in the Participant’s compensation, will not constitute “Good Reason” under this Agreement;

(ii)    The change of the location where the Participant performs the majority of the Participant’s job duties at the time the Participant executes this Agreement (“Base Location”) to a location that is more than fifty (50) miles from the Base Location, without the Participant’s written consent;

(iii)    A reduction by the Company in the Participant’s base salary as in effect on the date of this Agreement, unless the reduction is a proportionate reduction of the compensation of the Participant and all other senior officers of the Company as a part of a company-wide effort to enhance the Company’s financial condition; or

(iv)    After the occurrence of a Change in Control, a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities, or duties attached to the position(s) with the Company which the Participant held immediately before the Change in Control, or a material reduction in total compensation, including incentive compensation, stock-based compensation and benefits received from the Company compared to the total compensation and benefits to which the Participant was entitled immediately before the Change in Control.

h.    In consideration for the Awarded Units provided to the Participant pursuant to this Agreement and the Plan, and the Company’s promise to give the Participant access to some or all of the Company’s Confidential Information (as defined in Section 3.i) the Participant agrees to the following protective covenants of the Company’s Confidential Information:

(i)    Non-Solicitation of Employees. First, the Participant agrees that during his or her employment, and for a period of one (1) year following the termination or resignation of his or her employment, for whatever reason, that neither the Participant nor any individual, partner(s), or company, corporation, or other entity or business with which he or she is in any way affiliated, including, without limitation, any partner, limited partner, member, director, officer, shareholder, employee, or agent of any such entity or business, will request, induce or attempt to influence, directly or indirectly, any employee of the Company to terminate employment with the Company.

(ii)    Non-Interference with Customer Relationships. Second, the Participant agrees that during the period beginning with the Participant’s commencement of employment with the Company and ending one year after the termination or resignation of the Participant’s employment with the Company, for whatever reason, the Participant shall not, directly or indirectly, as an individual, employee, agent, consultant, stockholder, director, partner, or in any other individual or representative capacity of a company, or of any other person, entity or business, interfere with the Company’s relationship with any present customer, supplier, contractor, partner, or investor of the Company nor shall he or she request, encourage or cause (directly or indirectly) any present customer, supplier, contractor, partner, or investor of the Company to terminate, limit, or otherwise alter his, her, or its relationship with the Company.

(iii)    Non-Solicitation of Customers. Finally, the Participant agrees that for a period of one (1) year following the termination or resignation of his or her employment with the Company, for whatever reason, whether involuntary or voluntary, he shall not, directly or indirectly, as an owner, stockholder, director, employee, partner, agent, broker, consultant or other participant (a) solicit a customer or prospective customer with whom he or she has done business or with whom he or she has had contact during the last twelve (12) months of the Participant’s employment with the Company, or (b) accept any business from a customer or prospective customer with whom he or she has done business or with whom the Participant has had contact during the last twelve (12) months of the Participant’s employment with the Company.

i.    For purposes of Section 3.h. above, “Confidential Information” shall mean the Company’s or Texas Capital Bank, N.A.’s (“TCB”) unique concepts, lending practices, sales presentations, marketing programs, marketing strategies, business practices, methods of operation, pricing information, cost information, trademarks, licenses, technical information, proprietary information, computer software programs, computer tapes and disks concerning its operations systems, customer lists, customer leads, documents identifying past, present and future customers, customer profiles and preference data, hiring and training methods, investment policies, financial and other confidential, proprietary and/or trade secret information concerning their operations and expansion plans, and shall include without limitation, information about the Company’s or TCB business, proprietary, and technical information not known to others that could have economic value to others if improperly disclosed. Confidential Information also means any information the Company or TCB discloses to the Participant, either directly or indirectly, in writing, orally or by inspection of tangible objects, including, without limitation, information and technical data contained in the Company’s or TCB’s manuals, booklets, publications and materials, equipment of every kind and character, as well as documents, prototypes, samples, prospects, inventions, product ideas, know how, processes, plans (including without limitation, marketing plans and strategies), specifications, designs, techniques, technology, formulas, software, improvements, forecasts, and research.

4.    Payment With Respect to Vested Units. Within two and a half (2½) months following the close of the calendar year in which the Awarded Units vest in accordance with Section 3, the Value with respect to the Vested Units shall be paid to the Participant (or, as applicable, the Participant’s estate or beneficiary). For purposes of this Agreement, the “Value” shall mean the average closing price per share of the Company’s Common Stock during the twenty (20) consecutive trading days before the applicable Vesting Date multiplied by the number of Vested Units.

5.    Who May Receive Payments with Respect to Vested Units. During the lifetime of the Participant, the cash received upon conversion of the Vested Units may only be received by the Participant or his or her legal representative. If the Participant dies prior to the date payment is made with respect to his or her Vested Units as described in Section 4 above, payment relating to such Vested Units may be received by any individual who is entitled to receive the property of the Participant pursuant to the applicable laws of descent and distribution.

6.    Rights as Stockholder. The Participant will have no rights as a stockholder with respect to the Awarded Units. The Awarded Units shall be subject to the terms and conditions of this Agreement.

7.    Non-Assignability. The Awarded Units are not assignable or transferable by the Participant except by will or by the laws of descent and distribution.

8.    The Participant’s Acknowledgments. The Participant acknowledges receipt of a copy of the Plan, which is annexed hereto, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Awarded Units subject to all the terms and provisions thereof. The Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Agreement.

9.    Adjustment of Number of Awarded Units and Related Matters. The number of Awarded Units shall be subject to adjustment in accordance with Articles 11-13 of the Plan.

10.    Execution of Documents. The Participant, by his or her electronic execution of this Agreement, hereby agrees to execute any documents requested by the Company in connection with the payment of any amount in connection with the Awarded Units pursuant to this Agreement.

11.    Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys’ fees) caused by any breach of any provision of this Agreement, and to exercise all other rights existing in the party’s favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party in its, his or her sole discretion may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

12.    Law Governing. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware (excluding any conflict of laws rule or principle of Delaware law that might refer the governance, construction, or interpretation of this agreement to the laws of another state). The Participant’s sole remedy for any Claim shall be against the Company, and no Participant shall have any claim or right of any nature against any Subsidiary of the Company or any stockholder or existing or former director, officer or Employee of the Company or any Subsidiary of the Company.

13.    No Right to Continue Service or Employment. Nothing herein shall be construed to confer upon the Participant the right to continue in the employ or to provide services to the Company or any Subsidiary, whether as an Employee, Contractor, Consultant or Outside Director, or interfere with or restrict in any way the right of the Company or any Subsidiary to discharge the Participant as an Employee, Contractor, Consultant or Outside Director at any time.

14.    Legal Construction. In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.

15.    Covenants and Agreements as Independent Agreements. Each of the covenants and agreements set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement. The existence of any claim or cause of action of the Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.

16.    Entire Agreement. This Agreement, together with the Plan, supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter in this Agreement and constitute the only agreements between the parties with respect to the subject matter in this Agreement. All prior negotiations and agreements between the parties with respect to the subject matter in this Agreement are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Plan and that any agreement, statement or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect.

17.    Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

18.    Parties Bound. The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein.

19.    Modification. No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties (electronically or otherwise); provided, however, that the Company may change or modify this Agreement without the Participant’s consent or signature if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code or any regulations or other guidance issued thereunder.

20.    Headings. The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

21.    Gender and Number. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

22.    Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or by the Participant, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:

a.    Notice to the Company shall be addressed and delivered as follows:

Texas Capital Bancshares, Inc.
2000 McKinney Avenue, Suite 700
Dallas, Texas 75201
Attn: Human Resources
Facsimile: 214-932-6699

b.	Notice to the Participant shall be addressed and delivered to the most recent address in the Company’s records.

23.    Clawback. The Participant acknowledges, understands and agrees, with respect to any payment made to the Participant pursuant to this Agreement, such payment shall be subject to recovery by the Company, and the Participant shall be required to repay such payment, in accordance with the Company’s Claw-Back Policy, as in effect from time to time. The Participant further acknowledges, understands, and agrees that the Board retains the right to modify the Company’s Claw-Back Policy at any time.

24.    Tax Requirements. The Participant is hereby advised to consult immediately with his or her own tax advisor regarding the tax consequences of this Agreement, including, without limitation, any possible tax consequences of this Agreement in connection with Section 409A of the Code. Unless the

Company otherwise consents in writing to an alternative withholding method, the Company, or if applicable, any Subsidiary (for purposes of this Section 24, the term “Company” shall be deemed to include any applicable Subsidiary) shall withhold the amount of any Federal, state, local, or other taxes required by law to be withheld in connection with this Award. The Company also may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant.

25.    Section 409A.

a.    To the extent (i) any payment to which the Participant becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with the Participant's termination of employment with the Company constitutes deferred compensation subject to Section 409A of the Code; (ii) the Participant is deemed at the time of his separation from service to be a “specified employee” under Section 409A of the Code; and (iii) at the time of the Participant’s separation from service the Company is publicly traded (as defined in Section 409A of the Code), then such payment (other than an payment permitted by Section 409A of the Code to be paid within six (6) months of the Participant’s separation from service) shall not be made until the earlier of (x) the first day of the seventh month following the Participant’s separation from service or (y) the date of the Participant’s death following such separation from service. Upon the expiration of the applicable deferral period, any payment which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 25 shall be paid to the Participant or the Participant's beneficiary in one lump sum.

b.    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A of the Code).